Exhibit 3.12

FORM OF CERTIFICATE OF AMENDMENT OF
THE RESTATED CERTIFICATE OF INCORPORATION OF IAC/INTERACTIVECORP

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, IAC/InterActiveCorp, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST:  That the Board of Directors of the Corporation duly adopted resolutions proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of the Corporation, as heretofore amended:

SECOND:  Article XII is hereby amended to read in its entirety as follows:

Article XII

Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation, and such action may not be taken by written consent of the stockholders.

THIRD:  That at the annual meeting of the stockholders of the Corporation held on [—], 20[—] called in accordance with the relevant provisions of the General Corporation Law of the State of Delaware, the holders of the requisite voting power of the outstanding shares of capital stock of the Corporation voted in favor of said amendment.

FOURTH:  That said amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

FIFTH:  That said amendment shall become effective at [—], Eastern Time, on [—], 20[—].

[Signature appears on next page]

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by [—], its [—], this [—], day of [—], 20[—].

IAC/INTERACTIVECORP

By:
Name:
Title:

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